Exhibit 99.4

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Tim Wallace, Chairman, President and CEO
August 5, 2004

FINAL

Good morning. We made progress during the 2nd quarter as our businesses returned to profitability. Before I talk about our business operations I’ll provide information pertaining to the issues we face with steel.

Steel prices continue to present a significant challenge to our manufacturing businesses. Prices are fluctuating on a month-to-month basis and we are experiencing tight deliveries. Our manufacturing businesses purchase steel from steel mills, processors and various distributors. We purchase a wide variety of steel products, ranging from pipe for our fittings business to heavy steel plate for our bridge structures. Because our businesses have different prices and sources for their steel, it’s difficult to provide simple, across-the-board formula for calculating the impact that steel price fluctuations have on our business.

In the past we have purchased a large portion of our steel plate with firm-price purchase agreements. Most of our other steel is purchased by negotiating short-term transactions or in the spot market. Most of our firm-price purchase agreements for steel did not address scrap surcharges. Earlier this year when the steel mills initiated a scrap surcharge, we either negotiated a solution with the mill or paid these extra costs under protest. Unfortunately, in a tight steel market, we don’t have many other options.

Today, most of our steel prices consist of two key components: a base price and a scrap surcharge. Most of the major mills publish monthly scrap surcharge figures that apply to shipments for the following month. We have seen a large fluctuation in the monthly scrap surcharges, which has made it very difficult for us to predict future costs. As an example, in the 1st quarter scrap surcharges increased at a rapid rate. In April and May they began to decline. As the scrap surcharges declined, several steel mills announced increases in their base prices. The scrap surcharges announced in July, which apply to August shipments, soared again. As you can see, this type of erratic pricing environment creates a very complex situation for our manufacturing businesses that have a high steel content.

As we progress through the year and our consumption of steel remains strong, our firm-price purchase agreements are expiring. Unfortunately, we have not been able to renew our steel agreements with pricing at levels comparable to what we had in our contracts. In essence, our base price is increasing and we have 30-day floating scrap surcharge. A few years ago, during the trough of our business cycle, we sold some products at very attractive pricing to preserve our workforce. We refer to these orders as “base load orders.” We successfully preserved our workforce and we made some significant labor efficiency gains. Unfortunately, no one in the industry predicted the rapid increase in the price of steel at the time we took these orders. In hindsight, our timing was off from a steel cost perspective. In the 2nd quarter we recorded additional reserves for future contracts that are estimated to generate a loss. Jim Ivy will provide the details in his presentation.

At this point, it’s not realistic to expect steel prices to return to the pricing levels they were at when several of the major steel mills were in bankruptcy. Every steel producer continues to be confronted with rising costs of raw materials and spot shortages. With the demand for steel so strong, they fully expect to pass their cost increases on to the capital goods supply chain. We are challenged to pass our steel cost increases on to our customers. We are taking steps to increase our prices on every steel-related product we produce and to provide escalation clauses in our sales agreements. Unfortunately, it takes time to make these types of adjustments when the markets react as quickly as they have in the steel industry. Our customers are responding in a variety of ways. Some accepted that steel has become a scarce commodity, similar to oil and natural gas, and have placed orders to avoid further price increases. Other customers are taking a “wait and see” approach while others are agreeing to contracts with escalation clauses.

Because most of the products we produce are capital goods, our customers usually have specific business needs for them. In certain situations they can delay their purchases or take drastic steps and cancel a project. Our products are usually part of an infrastructure that plays some type of supportive role in a business or a construction project. Many of our products are purchased for replacement purposes as an asset approaches the end of its useful life. Because capital goods are normally depreciable assets, a price increase usually ends up being absorbed as incremental depreciation spread over several years.

As an example, a jumbo grain railcar requires 21.6 tons of steel in the manufacturing process. A cost increase of $130 per ton would increase the price on the railcar by about $2,800 or approximately a 5% increase. This would increase the monthly financial depreciation about $7.77 per month on a 30 year life. As you can see, this is substantially less than the impact of waiting for prices to go down and having interest rates increase 1% while you wait.

At this point, I’ll provide a brief operational overview of our non-rail businesses and then conclude with our rail businesses. Steve Menzies will comment on the rail market and our Leasing Company’s performance.

During the 2nd quarter, our construction businesses improved substantially compared to the lst quarter results. Each of our construction-related businesses also improved in their year-over-year performance except for our concrete and aggregate businesses, which was affected by the extended spring rainy weather. Fortunately, in July the weather improved and we’re seeing improvement in this business. We have begun to see some spot cement shortages in some of our service areas. These are normal occurrences during this time of the year. We feel that the relationships we have with cement suppliers will help us through any temporary shortages. We have also experienced aggregate shortages in areas where we depend on rail shipments. We continue to work with the railroads to address this problem. Both these events have caused prices to increase and we have adjusted our prices to cover the cost increase in these areas.

Our highway safety business is performing well. Fortunately, we have been able to revise our prices in this business to reflect current steel costs. Our business volume and margins have improved on a year-over-year comparison basis. Our access to steel is helping generate sales as the highway construction crews have geared up for the summer season. Our pipe fitting business is experiencing a nice rebound; we have a strong backlog of orders in this business at a decent pricing level. We have recently booked some new bridge steel business at prices reflecting our current steel costs. We are fortunate we didn’t get caught with a large fixed-price backlog in this business.

During the 2nd quarter of this year, our industrial products group performed better than it did during the lst quarter of 2004 and showed a nice year-over-year comparison. The steps we took a year ago to consolidate this business are paying off. Our propane tank business normally operates with a short-term backlog and we price our products based on the current costs of our steel. Several of our customers responded by purchasing tanks during the first half of this year to avoid further price increases. The demand for large storage tanks remains relatively low. We’re converting some of our large storage tank manufacturing capacity to produce wind tower structures.

During the 2nd quarter, our barge group continued to be affected by steel prices and litigation expenses. Jim Ivy will provide specific financial data on this during his update. We continue to take a steady flow of orders in our tank barge business. Our customers have accepted price increases attributed to the new cost for steel in this product. Our backlog extends into the spring of 2005. Our customers are expressing needs for hopper barges, but they continue to hesitate to place orders. The price of the steel component in a hopper barge is a large factor in our overall manufacturing cost. Several of our customers are taking a “wait and see” approach. The industry order level for new hopper barges has been very low since the price of steel has increased.

Our barge executives are estimating that the scrap rate for barges is increasing with the high price of scrap steel. This should cause the size of the U.S. inland hopper barge fleet to shrink. We continually monitor the daily rental rates for hopper barges. The rates continue to rise, which indicates a steady demand on the river for these types of barges. The import and export activities related to steel have added new dynamics in the barge transportation industry. As we perform our strategic planning in our barge business this summer, we are reviewing the potential of expanding our barge leasing business. Our current backlog for hopper barge orders carries us through the end of the year. Discovery and pre-trial proceedings continue in our barge litigation. Our disclosures are in our 10Q.

Now, I’ll touch on some of the highlights pertaining to our railcar businesses. Our 2nd quarter shipments in Europe amounted to approximately 660 units. Our 3rd quarter shipments should be a little less than half our 2nd quarter’s. The 4th quarter should be at a level comparable to the 2nd quarter. The market demand remains relatively low in Europe. Fortunately, our European rail business was profitable during the first half of the year. We will have a break in our production during the 3rd quarter as we perform a summer shutdown for maintenance purposes. We expect to lose a little money during this time. During the 4th quarter we expect to break even. For the year, we expect to ship over 2,000 units and make a small profit in Europe.

During the 2nd quarter our earnings for our North American railcar businesses were affected by a combination of learning curves, material shortages and material price increases. We had to idle our workforce several times due to spot material shortages. The spring storms in April washed out a major rail bridge between the U.S. and Mexico, creating a problem involving our material deliveries into Mexico. Jim Ivy will provide additional data that quantifies our costs in this area. Needless to say, this was a very challenging time for our railcar employees.

During the 2nd quarter, the demand for railcars in North America continued to improve. Steve Menzies will provide information pertaining to the industry order levels. It is important to note, effective with our conference call today; we will include auto racks as part of our figure when we issue quarterly updates pertaining to shipments and backlogs. During the lst quarter of 2004 we started shipping our first group of auto racks since our merger with Thrall. Because auto racks are the super structure installed on top of an existing railcar, we previously did not include them in our railcar backlog and shipment totals. We believe it will be less confusing to include auto racks in the figures, as they are manufactured on a railcar production line.

As I’ve stated before, we are not pursuing railcar orders in North America based on market share percentage goals. Our market share will fluctuate on a quarter-to-quarter basis. During the 2nd quarter our market share was unusually low. We have been in the process of increasing our prices and modifying our sales quotes to reflect the impact that steel pricing is having on our business. The North American rail market is slowly adjusting to the dramatic changes that the steel supply chain is creating.

From a sales point of view, our short-term focus is on obtaining orders that allow us to tack on to existing production lines and reload our facilities. During the 2nd quarter we received some orders that facilitated our production needs. We are trying to minimize line changeovers and other situations that complicate our efforts to increase our production.

This year we are reopening two of our railcar facilities in Texas which were previously idled. We were fortunate that the BNSF Railroad recently decided to move delivery forward, from 2006 to 2005, 1,500 railcars in the large grain car order we received in the lst quarter. The current production run of grain cars in this facility extends until September of 2005, allowing us to efficiently retrain our workforce.

Some of our customers who ship products by rail are beginning to voice concern about the availability of railcars. Articles have been written recently describing the railroad bottlenecks that shippers are experiencing. Usually, these situations stimulate an additional demand for railcars. We continue to believe there is a long-term demand growing for railcars in North America due to replacement needs and other factors. As a result, we are not overreacting by increasing our current production at a rate that outpaces the market demand or the supply chain’s ability to support our production increases.

We expect to ship between 13,300 and 14,500 railcars this year, which represents a 60% to 75% increase over our shipments in 2003. It is very difficult for us to make an exact shipment prediction until the supply chain issues decrease. At this production level we estimate we are approximately 50% of the way to what we consider will be our ultimate shipment levels for our North American railcar operations.

At the end of the 2nd quarter, our backlog of orders for railcars in North America was comparable to where it was at the end of the lst quarter, at 17,500 units. Our shipments for the 2nd quarter increased approximately 380 units over the lst quarter, to 3,180 units. In the 2nd quarter, 26% of our shipments were to customers of our Leasing Company. We expect our shipments during the 3rd quarter to be between 3,500 and 4,000 units. Approximately 15% of our shipments in the 3rd quarter will be to customers of our Leasing Company. We expect our shipments in the 4th quarter to be between 3,800 and 4,500 units.

I’m pleased to announce that on July 2 Tony Andrukaitis joined Trinity as the President of our tank car business unit. Tony was previously President of GATX Terminals, their bulk liquid storage business. Tony was with GATX for 25 years and left the company in 2001 when GATX sold their terminals business. Tony has an extensive customer relationship network as well as operational expertise.

At this point, I’ll turn it over to Steve Menzies.